January 28, 1993

VINDICATOR, INC.
1801 Thonotosassa Road
Suite 3
Plant City, Florida
U.S.A.
33566


Attention:   Mr. Sam Whitney - President

             FUNDING FOR VINDICATOR, INC. ("VINDICATOR")
             FROM NORDION INTERNATIONAL INC. ("NORDION")

Dear Sir,

This letter confirms our agreement and is effective as of January 21, 1993 to provide additional funding to Vindicator on substantially the same terms as previous funding except for the option price.

We will lend one hundred thousand United States dollars ($100,000 U.S.), without interest, which sum shall be repaid on or before September 4, 1994. Under no circumstances shall such funds advanced be used to repay existing indebtedness of Vindicator or to redeem any shares of Vindicator. Failure of Vindicator to abide by the foregoing shall be deemed to be an Event of Default under the Convertible Debenture ("Debenture") and Mortgage and Security Agreement ("Security Agreement") respectively issued and dated January 15, 1992.

The foregoing loan shall be deemed to be an advance under, and shall be secured by, the Security Agreement and shall be convertible into Common Shares of Vindicator at the option of Nordion in accordance with the terms set out in the Debenture, save and except that the "Conversion Rate" for each share converted shall be one fully paid and non assessable share of common stock of Vindicator for each eight United States dollars ($8.00 U.S.) of the loan converted.

As a gesture of Nordion's commitment to food irradiation and Vindicator, Nordion will consider advancing additional funds to Vindicator provided Vindicator is successful in raising at least two hundred thousand United States dollars ($200,000 U.S.) in debt/equity financing. Such additional funds would be in the order of one dollar ($1.00) for each two dollars ($2.00) of financing raised by Vindicator.

This agreement shall be governed and interpreted in accordance with the laws of the state of Florida.

If in agreement, please sign where indicated below for return to me.


NORDION INTERNATIONAL INC.


by:
     Frank Fraser, Vice-President
     Market Development Division

Dated this ____ of ____________, 1993



VINDICATOR, INC.


by:
    ----------------------------------
    Sam A. Whitney, President

Dated this ____ of ____________, 1993

c.c.   W. Schifino